                                                                    EXHIBIT 2.12

                   MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

                                    between

                            HEWLETT-PACKARD COMPANY

                                      and

                          AGILENT TECHNOLOGIES, INC.











                       Effective as of ___________, 1999

                    MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

     This Master Confidential Disclosure Agreement (the "Agreement") is effective as of __________, 1999 (the "Effective Date"), between Hewlett-Packard Company, a Delaware corporation ("HP"), having an office at 3000 Hanover Street, Palo Alto, California 94304 and Agilent Technologies, Inc., a Delaware corporation ("Agilent"), having an office at 3000 Hanover Street, Palo Alto, California 94304.

     WHEREAS, the Board of Directors of HP has determined that it is in the best interest of HP and its stockholders to separate HP's existing businesses into two independent businesses;

     WHEREAS, as part of the foregoing, HP and Agilent have entered into a Master Separation Agreement (as defined below), which provides, among other things, for the separation of certain Agilent assets and Agilent liabilities, the initial public offering of Agilent stock, the distribution of such stock and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

     WHEREAS, also as part of the foregoing, the parties further desire to enter into this Agreement to provide for the protection of their Confidential Information (as defined below).

     NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For the purpose of this Agreement the following capitalized terms are defined in this Article I and shall have the meaning specified herein:

     1.1 AFFILIATED COMPANY. "Affiliated Company" means, with respect to HP, any entity in which HP holds a 50% or less ownership interest and that is listed on Exhibit A hereto and, with respect to Agilent, any entity in which Agilent holds a 50% or less ownership interest and that is listed on Exhibit A hereto; provided, however, that any such entity listed in Exhibit A shall be considered to be an Affiliated Company under this Agreement only if it agrees in writing to be bound by the terms and conditions of this Agreement. Exhibit A may be amended from time to time after the date hereof upon mutual consent of the parties.

     1.2 ANCILLARY AGREEMENTS. "Ancillary Agreements" means the items and agreements listed in Section 2.1 of the Master Separation Agreement and all agreements and documents contemplated by such agreements.

     1.3  CONFIDENTIAL INFORMATION.

          (a) "Confidential Information" means information, technical data and know-how which is not otherwise in the public domain and of which the owner actively undertakes to restrict or control the disclosure to Third Parties in a manner reasonably intended to maintain its confidentiality, and which is either (i) the subject of any Transaction Agreement and known to or in the possession of the Receiving Party as of the Separation Date or (ii) disclosed to the Receiving Party pursuant to any Transaction Agreement during the period from the Separation Date to November 1, 2001. Confidential Information may include information relating to, by way of example, research, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, marketing or finances, and may be in writing, disclosed orally or learned by inspection of computer programming code, equipment or facilities.


          (b) Confidential Information of Third Parties that is known to, in the possession of or acquired by a Receiving Party pursuant to a relationship with the Disclosing Party shall be deemed the Disclosing Party's Confidential Information for purposes herein.

          (c) Notwithstanding the foregoing provisions of this Section 1.3, Confidential Information shall exclude information that: (i) was in the Receiving Party's possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party before the Separation Date; (ii) is or becomes a matter of public knowledge through no fault of the Receiving Party; (iii) is rightfully received by the Receiving Party from a Third Party without a duty of confidentiality; (iv) is disclosed by the Disclosing Party to a Third Party without a duty of confidentiality on the Third Party; (v) is independently developed by the Receiving Party; (iv) is disclosed under operation of law; or (vii) is disclosed by the Receiving Party with the Disclosing Party's prior written approval.

     1.4 CONFIDENTIALITY PERIOD. "Confidentiality Period" means, (i) with respect to Confidential Information that is not Highly Confidential Information, three (3) years, and (ii) with respect to Highly Confidential Information, ten
(10) years, after either (A) the Separation Date with respect to Confidential Information of the Disclosing Party that is known to or in the possession of the Receiving Party as of the Separation Date or (B) the date of disclosure with respect to Confidential Information that is disclosed by the Disclosing Party to the Receiving Party after the Separation Date. Notwithstanding the foregoing, the Confidentiality Period with respect to Highly Confidential Information described in Section 1.7(ii) shall continue only for so long as the restriction in Article IV of the ICBD Technology Agreement continues with respect to such Highly Confidential Information, but, in any event no less than three (3) years.

     1.5 DISCLOSING PARTY. "Disclosing Party" means the party owning or disclosing the relevant Confidential Information.

     1.6 DISTRIBUTION DATE. "Distribution Date" has the meaning set forth in the Master Separation Agreement.

     1.7 HIGHLY CONFIDENTIAL INFORMATION. "Highly Confidential Information" means Confidential Information that is (i) source code for products that are commercially released or for which substantial steps have been taken to commercialization; (ii) ICBD Technology (as defined in the ICBD Technology Agreement) that is Confidential Information; or (iii) listed in the Highly Confidential Information Database.

     1.8 HIGHLY CONFIDENTIAL INFORMATION DATABASE. "Highly Confidential Information Database" means the Highly Confidential Information Database, as it may be updated by the parties upon mutual agreement to add Highly Confidential Information.

     1.9 ICBD TECHNOLOGY AGREEMENT. "ICBD Technology Agreement" means the ICBD Technology Ownership and License Agreement between the parties.

     1.10 MASTER SEPARATION AGREEMENT. "Master Separation Agreement" means the Master Separation and Distribution Agreement between the parties.

     1.11 PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

     1.12 RECEIVING PARTY. "Receiving Party" means the non-owning party or recipient of the relevant Confidential Information.

     1.13 SEPARATION DATE. "Separation Date" means 12:01 a.m., Pacific Time, November 1, 1999 or such other date as may be fixed by the Board of Directors of HP.

     1.14 SUBSIDIARY. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless the context otherwise requires, reference to HP and its Subsidiaries shall not include the subsidiaries of HP that will be transferred to Agilent after giving effect to the Separation (as defined in the Master Separation Agreement), including the actions taken pursuant to the Non-US Plan (as defined in the Master Separation Agreement). For example, if HP owns 70% of the stock of another corporation, and that corporation owns 60% of the equity interest of a limited liability company, then that corporation is a Subsidiary of HP but that limited liability company is not. However, if such corporation owns 90% of the equity interest of a limited liability company, then that limited liability company is a Subsidiary of HP. For the avoidance of doubt, this definition of Subsidiary is different from the definition of Subsidiary in the Master Separation Agreement.

     1.15 THIRD PARTY. "Third Party" means a Person other than HP and its Subsidiaries and Affiliated Companies and Agilent and its Subsidiaries and Affiliated Companies.

     1.16 TRANSACTION AGREEMENTS. "Transaction Agreements" means the Master Separation Agreement and the Ancillary Agreements.

                                  ARTICLE II

                                CONFIDENTIALITY

     2.1 CONFIDENTIALITY AND NON-USE OBLIGATIONS. During the Confidentiality Period, the Receiving Party shall (i) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Receiving Party uses to protect its own confidential information of a like nature, (ii) not use such Confidential Information in violation of any use restriction in any Transaction Agreement, and (iii) not disclose such Confidential Information to any Third Party, except as expressly permitted under this Agreement, in the Transaction Agreements or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party.

     2.2 DISCLOSURE TO SUBLICENSEES. The Receiving Party has the right to disclose to its sublicensees permitted under a Transaction Agreement portions of Confidential Information as reasonably necessary in the exercise of the Receiving Party's sublicense rights under such Transaction Agreement, subject to the sublicensee's agreement in writing to confidentiality and non-use terms at least as protective of the Disclosing Party as the provisions of this Agreement.

     2.3 CONTRACT MANUFACTURERS AND FOUNDRIES. The Receiving Party has the right to disclose to its contract manufacturers and foundries permitted under any Transaction Agreement portions of the Confidential Information as reasonably necessary in the exercise of the Receiving Party's "have made" rights under any Transaction Agreement, subject to the contract manufacturer's and foundry's agreement in writing to confidentiality and non-use terms at least as protective of the Disclosing Party as the provisions of this Agreement.

     2.4 RESIDUALS. Notwithstanding any other provision of this Agreement, the Receiving Party shall be free, and the Disclosing Party hereby grants to the Receiving Party the right, to use for any purpose the Residuals resulting from access to or work with the Confidential Information of the Disclosing Party. "Residuals" means information retained in the unaided memory of an individual who has had access to Confidential Information without conscious attempt by such individual to memorize such information. The Receiving Party shall have no obligation to pay royalties for any use of Residuals.

     2.5 COMPELLED DISCLOSURE. If the Receiving Party or any of its respective Subsidiaries or Affiliated Companies believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall (i) give the Disclosing Party prompt written notice so that the Disclosing Party may take steps to oppose such disclosure, but in any event the Receiving Party shall not be prohibited from complying with such requirement and
(ii) cooperate with the Disclosing Party in its attempts to oppose such disclosure.

     2.6 NO RESTRICTION ON DISCLOSING PARTY. Nothing in this Agreement shall restrict the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way.

     2.7 NO RESTRICTION ON REASSIGNMENT. This Agreement shall not restrict reassignment of the Receiving Party's employees.

     2.8 THIRD PARTY RESTRICTIONS. Nothing in the Agreement supersedes any restriction imposed by Third Parties on their Confidential Information, and there is no obligation on the Disclosing Party to conform Third Party agreements to the terms of this Agreement.

                                  ARTICLE III

                              WARRANTY DISCLAIMER


     EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL CONFIDENTIAL INFORMATION IS PROVIDED ON AN "AS IS, WHERE IS" BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES OR AFFILIATED COMPANIES HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

                                  ARTICLE IV

                         CONFIDENTIALITY OF AGREEMENT

     Each party agrees that the terms and conditions of the Transaction Agreements marked as confidential shall be treated as Confidential Information and that neither party will disclose such terms or conditions to any Third Party without the prior written consent of the other party, provided, however, that each party may disclose such terms and conditions of such agreements marked as confidential:

          (a) as required by any court or other governmental body (subject to Section 2.5);

          (b)  as otherwise required by law (subject to Section 2.5);

          (c) in confidence, to legal counsel of the parties, accountants, and other professional advisors;

          (d) in confidence to banks, investors and other financing sources and their advisors;

          (e) in connection with the enforcement of this Agreement or rights under this Agreement; or

          (f) in confidence, in connection with an actual or prospective merger or acquisition or similar transaction.

                                   ARTICLE V

                              TERM AND TERMINATION

     5.1 TERM. This Agreement shall remain in full force and effect unless and until terminated by the mutual written agreement of the parties.

     5.2 SURVIVAL. Articles II (with respect to Confidential Information acquired or disclosed prior to the date of termination), III, IV, VI, VII and VIII shall survive any termination of this Agreement.

                                  ARTICLE VI

                              DISPUTE RESOLUTION

     6.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties' first tier negotiating teams (as determined by each party's Director of Intellectual Property or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties' second tier negotiating teams (as determined by each party's Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 6.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

     6.2 NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties within fifteen
(15) days after the first meeting of the second tier negotiating teams under
Section 6.1, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 6.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

     6.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this
Section 6.3, the parties agree to continue to attempt to resolve any dispute or claim according to the terms of Sections 6.1 and 6.2 during the course of such litigation proceedings under this Section 6.3.

                                  ARTICLE VII

                            LIMITATION OF LIABILITY.

     IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES OR AFFILIATED COMPANIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR AFFILIATED COMPANIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

     8.1 EXPORT RESTRICTIONS. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or reexport any technical data, any products received from Disclosing Party, or the direct product of such technical data, to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

     8.2 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to Confidential Information. Neither party is required hereunder to furnish or disclose to the other any technical or other information.

     8.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for misappropriation of any of its Confidential Information or to defend any action or suit brought by a Third Party that alleges infringement of any intellectual property rights by the Receiving Party's authorized use of the Disclosing Party's Confidential Information.

     8.4 NO OTHER OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITIES OR OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES.

     8.5 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement and the other Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. Notwithstanding the foregoing, the parties agree that any agreements entered into between them on or after the Separation Date for the protection of specific Confidential Information shall supersede the terms of this Agreement with respect to such Confidential Information.

     8.6 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     8.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.8 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

             if to HP:

                              c/o Hewlett-Packard Company
                              3000 Hanover Street
                              Palo Alto, CA  94304
                              Attention:  Associate General Counsel and
                                          Director of Intellectual Property
                              Telecopy:   (650) 852-8194

             if to Agilent:

                              c/o Agilent Technologies, Inc.
                              3000 Hanover Street
                              Palo Alto, CA  94304
                              Attention:  Assistant General Counsel and
                                          Director of Intellectual Property
                              Telecopy:   (650) 813-3095

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 8.8, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by law or executive order to close.

     8.9 NONASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing,each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to a Person that succeeds to all or substantially all of the business or assets of such party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     8.10 SEVERABILITY. If any term or other provision of this Agreement is determined by a nonappealable decision of a court, administrative agency or binding arbitrator by any court or in any binding arbitration to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     8.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     8.12 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     8.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.

     WHEREFORE, the parties have signed this Master Confidential Disclosure Agreement effective as of the date first set forth above.

HEWLETT-PACKARD COMPANY                      AGILENT TECHNOLOGIES, INC.

By:___________________________               By:______________________________

Name:_________________________               Name:____________________________

Title:________________________               Title:___________________________

                                   EXHIBIT A
                  TO MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

                             AFFILIATED COMPANIES

1.   Hewlett-Packard Company Affiliated Companies
     --------------------------------------------

     ImagineCard

     Idea LLC

     Intria-HP

     Intria-HP Potomac

     Ericsson-HP Telecom (Sweden)

     Ericsson-HP Telecom (France)

     Hua-Pua

     Putial Ome

     PT Berka Services

     Liquidity Management Group

     Hugin Expert

     Syc

     Sopura Systems


2.   Agilent Affiliated Companies
     ----------------------------

     Chartered Semiconductor Partners Singapore

     LumiLEDS